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                                                                     EXHIBIT 3.1

                                                                  EXECUTION COPY

                                                                       EXHIBIT A
                                                                   TO SECURITIES
                                                                        PURCHASE
                                                                       AGREEMENT

                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                                 VIROLOGIC, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)


       ViroLogic, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies that the Board of Directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD") pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

                            I. DESIGNATION AND AMOUNT

       The designation of this series, which consists of 1,625 shares of Preferred Stock, is the Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") and the face amount shall be Ten Thousand U.S. Dollars ($10,000.00) per share (the "FACE AMOUNT").


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                                II. NO DIVIDENDS

       The Series A Preferred Stock will bear no dividends, and the holders of the Series A Preferred Stock shall not be entitled to receive dividends on the Series A Preferred Stock.

                            III. CERTAIN DEFINITIONS

       For purposes of this Certificate of Designation, the following terms shall have the following meanings:

       A. "CLOSING SALES PRICE" means, for any security as of any date, the last sales price of such security on the Nasdaq National Market ("NNM") or other trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series A Preferred Stock ("MAJORITY HOLDERS") if Bloomberg Financial Markets is not then reporting closing sales prices of such security) (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Sales Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

       B. "COMMON STOCK DEEMED OUTSTANDING" shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Corporation), plus (x) in the case of any adjustment required by Article XI.G(i) resulting from the issuance of any Options (as defined herein), the maximum total number of shares of Common Stock issuable upon the exercise of the Options for which the adjustment is required (including any Common Stock issuable upon the conversion of Convertible Securities (as defined herein) issuable upon the exercise of such Options), and (y) in the case of any adjustment required by Article XI.G(i) resulting from the issuance of any Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of the Convertible Securities for which the adjustment is required, as of the date of issuance of such Convertible Securities, if any.

       C. "CONVERSION DATE" means, for (i) any Optional Conversion (as defined below), the date specified in the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION"), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in


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notice) to the Corporation before 11:59 p.m., New York City time, on the
Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation, and (ii) for any Mandatory Conversion, that date specified in the notice delivered to the holders of the Series A Preferred Stock being converted pursuant to Article IV.C in the event that such Mandatory Conversion occurs.

       D. "CONVERSION PRICE" means $2.55, and shall be subject to adjustment as provided herein.

       E. "ISSUANCE DATE" means, with respect to each share of Series A Preferred Stock, the date of the closing under the Securities Purchase Agreement by and among the Corporation and the purchasers named therein (the "SECURITIES PURCHASE AGREEMENT") pursuant to which such share of Series A Preferred Stock was issued.

       F. "N" means the number of days from, but excluding, the Issuance Date or the date that the last payment of the Premium was made in full, whichever is less.

       G. "PREMIUM" means initially an amount equal to (the
Rate)x(N/365)x(10,000). The "RATE" shall initially be equal to .06. Thereafter, on the second anniversary of the initial Issuance Date under the Securities Purchase Agreement, the Rate will increase by .02, and the Rate shall thereafter continue to increase by .02 every six (6) months after the second anniversary of the initial Issuance Date until the Series A Preferred Stock is converted or redeemed in full; provided, however, that the Rate shall not exceed .14.

       H. "MEASUREMENT DATE" means for purposes of any issuance of securities, the date of issuance thereof.

       I. "WARRANTS" shall mean the warrants issued by the Corporation to the initial holders pursuant to the Securities Purchase Agreement.

                       IV. CONVERSION; PAYMENT OF PREMIUM

       A. Premium; Conversion at the Option of the Holder.

              (i) The Premium shall be payable as to outstanding shares of Series A Preferred Stock, at the applicable Rate, every six (6) months after the Issuance Date until the shares of Series A Preferred Stock are fully converted or fully redeemed. Payment of the Premium shall be made in such number of shares of Common Stock determined by dividing the amount of the Premium by the average of the ten (10) trading day Closing Sales Prices ending on the day immediately prior to the date of such payment.


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              (ii) Subject to the limitations on conversions contained in
Paragraph D of this Article IV, each holder of shares of Series A Preferred Stock may, at any time and from time to time, convert (an "OPTIONAL CONVERSION") each of its shares of Series A Preferred Stock and any accrued and unpaid Premium thereon into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                             10,000 + UNPAID PREMIUM
                                CONVERSION PRICE

       B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (y) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XIV.B hereof.

              (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to
Article XIV.B) (the "DELIVERY PERIOD"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer


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are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

              (ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A Preferred Stock.

              (iii) No Fractional Shares. If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the ten (10) day average Closing Sales Price at such time, and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next lower whole number of shares.

              (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

       C. Mandatory Conversion. Subject to the limitations on conversion contained in paragraph D of this Article VI, if at any time all of the Required Conditions (as defined herein) are satisfied and (i) at any time after 270 days after the Registration Statement Effective Date (as defined herein), the Closing Sales Price of the Common Stock is greater than $5.10 (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Corporation in respect to its Common Stock) for at least twenty (20) consecutive trading days, (ii) upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public (A) at an offering price per share (prior to underwriter's commissions and discounts) of not less than $5.10 per share (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Corporation in respect to its Common Stock) and (B) with gross proceeds to the Corporation of not less than $40,000,000, or (iii) the holders of the majority of the then-outstanding shares of Series A Preferred Stock shall consent thereto in writing, then, at the


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option of the Corporation exercisable by the delivery of written notice to the holders of the Series A Preferred Shares, delivered no more than ten (10) days prior to and no less than three (3) days prior to the Conversion Date stated in such notice, convert all or any shares of Series A Preferred Shares, plus all accrued and unpaid Premiums due thereon through the Conversion Date, into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the formula set forth in Paragraph A of this Article IV (a "MANDATORY CONVERSION"). Thereafter, the Corporation and the holders shall follow the applicable conversion procedures set forth in Article IV.B (including the requirement that the Holder deliver the Preferred Stock Certificates representing the Series A Preferred Stock being converted to the Corporation); provided, however, the Holder shall not be required to deliver a Notice of Conversion to the Corporation. In the event the Corporation elects to convert only a portion of the outstanding shares of Series A Preferred Stock pursuant to this Article IV.C, the outstanding shares of Series A Preferred Stock shall be converted pro rata among the holders based upon their aggregate relative ownership of outstanding shares of Series A Preferred Stock as of the Conversion Date.

              (i) The "REQUIRED CONDITIONS" shall consist of the following:

                     (a) each Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreements, dated as of each Issuance Date, by and among the Corporation and the initial holders (the "REGISTRATION RIGHTS AGREEMENTS") shall have been declared effective by the Securities and Exchange Commission (the date in which the Registration Statement filed pursuant to the Second Registration Rights Agreement (as defined in the Securities Purchase Agreement) is declared effective is hereinafter referred to as the "REGISTRATION STATEMENT EFFECTIVE DATE")(it being understood that the Corporation shall comply with its obligations under Article 3 of the Registration Rights Agreements relating to the effectiveness of the Registration Statements);

                     (b) all shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants are then (a) authorized and reserved for issuance, (b) registered under the Securities Act for resale by the holders and (c) eligible to be listed or traded on any of the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX"), the NNM, or the NASDAQ SmallCap Market ("SMALLCAP") (or the successor to any of them);

                     (c) no Redemption Event (as defined in Article VIII below) shall have occurred without having been cured;

                     (d) all amounts, if any, then accrued or payable under this Certificate of Designation (other than accrued Premium amounts that are convertible pursuant to the terms hereof) or the Registration Rights Agreements shall have been paid.


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       D. Limitations on Premium Payments and Conversions. The conversion of shares of Series A Preferred Stock and the payment of Premiums thereon shall be subject to the following limitations (each of which limitations shall be applied independently):

              (i) Cap Amount. If, notwithstanding the representations and warranties of the Corporation contained in Section 3(c) of the Securities Purchase Agreement, the Corporation is prohibited by Rule 4350(i) of the National Association of Securities Dealers, Inc. ("NASD"), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon conversion of Series A Preferred Stock or as payment of any Premium (together with any shares of Common Stock, or securities convertible into Common Stock, issued pursuant to the Securities Purchase Agreement or other agreements entered in connection therewith) in excess of a prescribed amount (the "CAP AMOUNT") (without stockholder approval or otherwise), then the Corporation shall not issue shares upon conversion of Series A Preferred Stock or as payment of any Premium in excess of the Cap Amount. Assuming solely for purposes of this paragraph (D) that such Rule 4350(i) or similar rule is applicable, the Cap Amount shall be 4,005,178 shares. The Cap Amount shall be allocated pro rata to the holders of Series A Preferred Stock as provided in
Article XIV.C. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VII.

              (ii) No Five Percent Holders. In no event shall a holder of shares of Series A Preferred Stock or the Corporation have the right to receive Common Stock as payment of any Premium or convert shares of Series A Preferred Stock into shares of Common Stock or to dispose of any shares of Series A Preferred Stock to the extent that such right to effect such conversion or disposition would result in the holder or any of its affiliates beneficially owning more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this subparagraph may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Majority Holders shall approve, in writing, such alteration, amendment, deletion or change.


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                    V. RESERVATION OF SHARES OF COMMON STOCK

       A. Reserved Amount. On or prior to the initial Issuance Date, the Corporation shall reserve 16,066,628 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series A Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall at all times be sufficient to provide for the conversion of all of the Series A Preferred Stock outstanding at the then current Conversion Price thereof. The Reserved Amount shall be allocated to the holders of Series A Preferred Stock as provided in Article XIV.C.

       B. Increases to Reserved Amount. If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than 135% of the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock and upon exercise of the then outstanding Warrants, the Corporation shall immediately notify the holders of Series A Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of all of the outstanding Series A Preferred Stock at the then current Conversion Price. In the event the Corporation fails to so increase the Reserved Amount within 90 days after an Authorization Trigger Date, each holder of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Article VIII.D) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B), a portion of the holder's Series A Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount exceeds 135% of the total number of shares of Common Stock issuable to such holder upon conversion of its Series A Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.D.

       C. Adjustment to Conversion Price. If the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of Series A Preferred Stock to any holder because the Corporation does not then have available a sufficient number of authorized and reserved shares of Common Stock (a "RESERVED AMOUNT TRIGGER EVENT"), then the Conversion Price in respect of any shares of Series A Preferred Stock held by any holder (including shares of Series A Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to any such holder) shall thereafter be the lesser of (i) the Conversion Price on the date of the Reserved Amount Trigger Event and (ii) the lowest Closing Sales Price in effect during the period beginning on, and including the date of, the Reserved Amount Trigger Event through and including the date on which the Corporation shall have taken all action necessary to increase the number of authorized shares of Common Stock and to increase the Reserved Amount to 200% of


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the number of shares of Common Stock then issuable upon conversion of the then outstanding Series A Preferred Stock. Upon the occurrence of each reset of the Conversion Price pursuant to this Paragraph C, the Corporation, at its expense, shall promptly compute the new Conversion Price and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such new Conversion Price and showing in detail each Conversion Price in effect during such reset period.

                       VI. FAILURE TO SATISFY CONVERSIONS

       A. Conversion Defaults; Adjustments to Conversion Price. If, at any time,
(x) a holder of shares of Series A Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII, respectively) to deliver, on or prior to the fifth business day following the expiration of the Delivery Period for such conversion, such number of freely tradable shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides written notice to any holder of Series A Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue freely tradable shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) (each of (x) and (y) being a "CONVERSION DEFAULT"), then, in the case of a Conversion Default described in clause (x) above, the Conversion Price in respect of any shares of Series A Preferred Stock held by such holder (including shares of Series A Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to such holder) shall thereafter be the lesser of (i) the Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Default and (ii) the lowest Closing Sales Price in effect during the period beginning on, and including, such Conversion Date through and including the earlier of (x) the day such shares of Common Stock are delivered to the holder and (y) the day on which the holder regains its rights as a holder of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock pursuant to the provisions of Article XIV.F hereof, and, in the case of a Conversion Default described in clause (y) above, the Conversion Price with respect to any conversion thereafter shall be the lowest Closing Sales in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through and including the Default Cure Date. The Conversion Price shall thereafter be subject to further adjustment for events as described in Article XI.

              "DEFAULT CURE DATE" means, as applicable, (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Corporation effects the conversion of the full number of shares of Series A Preferred Stock, and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Corporation issues freely tradable shares of Common Stock in satisfaction of all conversions of Series A Preferred Stock in accordance with Article IV.A, or (iii)


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with respect to either type of a Conversion Default, the date on which the
Corporation redeems shares of Series A Preferred Stock held by such holder pursuant to paragraph C of this Article VI.

       B. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) (a) the Corporation fails to promptly deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series A Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VIII.A(iii) below) and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the "SOLD SHARES") which such holder anticipated receiving upon such conversion (a "BUY-IN"), the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Paragraph B. The Corporation shall make any payments required pursuant to this Paragraph B in accordance with and subject to the provisions of Article XIV.E.

       C. Redemption Right. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII, respectively) to issue shares of Common Stock within 10 business days after the expiration of the Delivery Period with respect to any conversion of Series A Preferred Stock, then the holder may elect at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Redemption Notice to the Corporation, to have all or any portion of such holder's outstanding shares of Series A Preferred Stock purchased by the Corporation for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B). If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.B.

                   VII. INABILITY TO CONVERT DUE TO CAP AMOUNT

       A. Obligation to Cure. If at any time after the date of the Shareholder Approval (as defined in the Securities Purchase Agreement) the then unissued portion of any holder's Cap Amount is less than 135% of the number of shares of Common Stock then issuable upon conversion of such holder's shares of Series A Preferred Stock plus and amount equal to the projected Premium thereon


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for the following five years (a "TRADING MARKET TRIGGER EVENT"), the Corporation shall immediately notify the holders of Series A Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its stockholders to authorize the issuance of the full number of shares of Common Stock which would be issuable upon the conversion of the then outstanding shares of Series A Preferred Stock but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Cap Amount ("TRADING MARKET PROHIBITIONS"). In the event the Corporation fails to eliminate all such Trading Market Prohibitions within 90 days after the Trading Market Trigger Event, then each holder of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time until such date that all such Trading Market Prohibitions are eliminated, by delivery of a Redemption Notice (as defined in Article VIII.D) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B), a number of the holder's shares of Series A Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Cap Amount exceeds 135% of the total number of shares of Common Stock issuable upon conversion of such holder's shares of Series A Preferred Stock plus an amount equal to the projected Premium thereon for the following five years. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Articles VII.B and VIII.D.

       B. Adjustment to Conversion Price. Following the expiration of the 90-day period following a Trading Market Trigger Event as provided in Article VII.A above, if the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of Series A Preferred Stock to any holder because such issuance would exceed the then unissued portion of such holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities (a "CAP AMOUNT TRIGGER EVENT") then the Conversion Price in respect of any shares of Series A Preferred Stock held by any holder (including shares of Series A Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to any such holder) shall thereafter be the lesser of (i) the Conversion Price on the date of the Cap Amount Trigger Event and (ii) the lowest Conversion Price in effect during the period beginning on, and including, the date of the Cap Amount Trigger Event through and including the date on which the Corporation shall have eliminated all of the Trading Market Prohibitions. Upon the occurrence of each reset of the Conversion Price pursuant to this Paragraph B, the Corporation, at its expense, shall promptly compute the new Conversion Price and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such new Conversion Price and showing in detail each Conversion Price in effect during each reset period.

                     VIII. REDEMPTION DUE TO CERTAIN EVENTS

       A. Redemption by Holder. In the event (each of the events described in clauses (i)-(ix) below after expiration of the applicable cure period (if any) being a "REDEMPTION EVENT"):

              (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the NYSE, the AMEX, the NNM or SmallCap for an aggregate of 20 trading days in any nine month period;

              (ii) (A) the Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of the First Registration Rights Agreement (as defined in the Securities Purchase Agreement) has not been declared effective by the 120th day following the Filing Date (as defined in the First Registration Rights Agreement) or such Registration Statement, after being declared effective, cannot be utilized by the holders of Series A Preferred Stock for the resale of all of their Registrable Securities (as defined in the First Registration Rights Agreement) for an aggregate of more than 30 days (other than as permitted under the First Registration Rights Agreement) or (B) the Registration Statement required to be filed by the Corporation pursuant to
Section 2(a) of the Second Registration Rights Agreement (as defined in the Securities Purchase Agreement) has not been declared effective by the 120th day following the Filing Date (as defined in the Second Registration Rights Agreement) or such Registration Statement, after being declared effective, cannot be utilized by the holders of Series A Preferred Stock for the resale of all of their Registrable Securities (as defined in the Second Registration Rights Agreement) for an aggregate of more than 30 days (other than as permitted under the Second Registration Rights Agreement);

              (iii) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreements (a "LEGEND REMOVAL FAILURE"), and any such failure continues uncured for five business days after the Corporation has been notified thereof in writing by the holder that the holder has complied with the terms of the Securities Purchase Agreement with respect to such legend removal;

              (iv) the Corporation provides written notice (or otherwise indicates) to any holder of Series A Preferred Stock, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any holder of Series A Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation (other than due to the circumstances contemplated by Articles V or VII for which the holders shall have the remedies set forth in such Articles);

              (v) the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

              (vi) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation by a third party, shall not be dismissed within 60 days of their initiation;

              (vii) the minimum vote specified in Rule 4350(i) of the NASD with respect to the approval and ratification of the terms of the Securities Purchase Agreement and the consummation of the transactions contemplated thereby by the Corporation shall not have been obtained on or before September 27, 2001;

              (viii) the Corporation shall:

                     (a) sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

                     (b) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than pursuant to a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) provided that such merger, consolidation or business combination is required to be reported by the Company on a Current Report pursuant to Item 1 of Form 8-K, or any successor form;

                     (c) either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Corporation in excess of $350,000 due to any third party, other than payments contested by the Corporation in good faith, or otherwise is in breach or violation of any agreement for monies owed or owing in an amount in excess of $350,000 which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other default or event of default under any agreement binding the Corporation which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Corporation; or

                     (d) have thirty-five percent (35%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended); or

              (ix) except with respect to matters covered by subparagraphs (1) -- (viii) above, as to which such applicable subparagraphs shall apply, the Corporation otherwise shall breach any material term hereunder or under the Securities Purchase Agreement, the Registration Rights Agreements or the Warrants (as defined in the Securities Purchase Agreement), including, without limitation, the representations and warranties contained therein (i.e., in the event of a material breach as of the date such representation and warranty was made) and if such breach is curable, shall fail to cure such breach within 10 business days after the Corporation has been notified thereof in writing by the holder;

then, upon the occurrence of any such Redemption Event, each holder of shares of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Paragraph D below) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series A Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iv) or (v) above shall immediately constitute a Redemption Event and there shall be no cure period. Upon the Corporation's receipt of any Redemption Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Redemption Announcement (as defined below) to all of the holders in response to the Corporation's initial receipt of a Redemption Notice from a holder of Series A Preferred Stock), the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a "REDEMPTION ANNOUNCEMENT") to all holders of Series A Preferred Stock stating the date upon which the Corporation received such Redemption Notice and the amount of Series A Preferred Stock covered thereby. The Corporation shall not redeem any shares of Series A Preferred Stock during the three trading day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three trading day period, each holder of Series A Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series A Preferred Stock covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

       B. Definition of Redemption Amount. The "REDEMPTION AMOUNT" with respect to a share of Series A Preferred Stock means an amount equal to the greater of:

              (i)        V         X         M
                      -------
                        C P

       and    (ii)       V         X         R
              where:

              "V" means the Face Amount thereof plus the accrued Premium thereon through the date of payment of the Redemption Amount;

              "CP" means the Conversion Price in effect on the date on which the Corporation receives the Redemption Notice; and

              "M" means (i) with respect to all redemptions other than redemptions pursuant to Article VIII.A(viii) hereof, the highest Closing Sales Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Redemption Notice and ending on the date immediately preceding the date of payment of the Redemption Amount and (ii) with respect to redemptions pursuant to Article VIII.A(viii) hereof, the greater of
(a) the amount determined pursuant to clause (i) of this definition or (b) the fair market value, as of the date on which the Corporation receives the Redemption Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the redemption. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Corporation and holders of a majority-in-interest of the shares of Series A Preferred Stock then outstanding, or if such agreement cannot be reached within five business days prior to the date of redemption, by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority-in-interest of the then outstanding shares of Series A Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

              "R" means 115%, except in the case of a redemption due to the event specified in Article VIII(A)(viii) above, in which case "R" shall mean 105%.

       C. Optional Redemption by Corporation.

              (i) At any time after the second anniversary of the initial Issuance Date if all of the Required Conditions are satisfied, at the option of the Corporation exercised by the delivery of written notice (an "OPTIONAL REDEMPTION NOTICE") to all holders of the shares of Series A Preferred Stock, delivered no more than thirty (30) days before and no less than fifteen (15) days prior to the date of redemption set forth therein (the "OPTIONAL REDEMPTION DATE"), the Corporation shall redeem shares of the Series A Preferred Stock, payable in cash, in an amount equal to the Redemption Amount. Notwithstanding anything to the contrary contained herein, for purposes of this Article VIII.C, the Redemption Amount for each share of Series A Preferred Stock being redeemed shall equal "V" as defined in Article VIII.B.

              (ii) The Corporation may not deliver to a holder an Optional Redemption Notice unless on or prior to the date of delivery of such Optional Redemption Notice, the Corporation shall have segregated on the books and records of the Corporation an amount of cash sufficient to pay all amounts to which the holders of shares of Series A Preferred Stock are entitled upon such redemption pursuant to subparagraph (i) of this Paragraph C. Any Optional Redemption Notice delivered shall be irrevocable and shall be accompanied by a statement executed by a duly authorized officer of the Corporation.

              (iii) The Redemption Amount shall be paid to the holders being redeemed within five (5) business days of the Optional Redemption Date; provided, however, that the Corporation shall not be obligated to deliver any portion of the Redemption Amount until either the Preferred Stock Certificates representing the shares of Series A Preferred Stock being redeemed are delivered to the office of the Corporation or the escrow agent or the holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Article XIV.B hereof. Notwithstanding anything herein to the contrary, in the event that the Preferred Stock Certificates of the shares of Series A Preferred Stock being redeemed are not delivered to the Corporation or the transfer agent prior to the fifth business day following the Optional Redemption Date, the redemption of the Series A Preferred Stock pursuant to this Article VIII.C shall still be deemed effective as of the Optional Redemption Date and the Redemption Amount shall be paid to the holder being redeemed within five (5) business days of the date the Series A Preferred Stock being redeemed are actually delivered to the Corporation or the transfer agent.

              (iv) Notwithstanding the delivery of an Optional Redemption Notice, a holder may convert some or all of its shares of Series A Preferred Stock subject to such Optional Redemption Notice by the delivery prior to the Optional Redemption Date of a Notice of Conversion to the Corporation pursuant to the procedures set forth in Article IV.B. In the event a holder would be precluded from converting any shares of Series A Preferred Stock subject to an Optional Redemption Notice due to the limitation contained in Article IV.D(ii), the Optional Redemption Date shall automatically be extended by sixty (60) days.

       D. Redemption Defaults. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series A Preferred Stock within five business days after its receipt of a notice requiring such redemption (a "REDEMPTION NOTICE") or within five business days of the Optional Redemption Date, as applicable, then the holder of Series A Preferred Stock entitled to redemption (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Redemption Notice or the Optional Redemption Date, as applicable, until the date of payment of the Redemption Amount hereunder, and (ii) shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article IV) all or any portion of the Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the Conversion Price in effect during the period beginning on the date on which the Corporation receives the Redemption Notice or the Optional Redemption Date, as applicable, and ending on the Conversion Date with respect to the conversion of such Redemption Amount. In the event the Corporation is not able to redeem all of the shares of Series A Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series A Preferred Stock from each holder pro rata, based on the total number of shares of Series A Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series A Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

                                    IX. RANK

       All shares of the Series A Preferred Stock shall rank (i) prior to (a) the Corporation's Common Stock; and (b) any class or series of capital stock of the Corporation hereafter created (unless, with the consent of a majority the holders of Series A Preferred Stock obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock) (collectively with the Common Stock, "JUNIOR SECURITIES"); (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of a majority of the holders of Series A Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (the "PARI PASSU SECURITIES"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of a majority of the holders of Series A Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                            X. LIQUIDATION PREFERENCE

       A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets in one transaction or in a series of related transactions (only in the event a holder does not elect its rights with respect to such sale of transfer as set forth in Article XI.B. if applicable) (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

       B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

       C. The "LIQUIDATION PREFERENCE" with respect to a share of Series A Preferred Stock means an amount equal to the Face Amount thereof plus the accrued Premium thereon through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designation filed in respect thereof.

                     XI. ADJUSTMENTS TO THE CONVERSION PRICE

       The Conversion Price shall be subject to adjustment from time to time as follows:

       A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

       B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "CORPORATE CHANGE"), then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion or upon payment of Premium, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the economic value of the shares of Series A Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Corporation's Common Stock immediately prior to such Corporate Change shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless (i) each holder of Series A Preferred Stock has received written notice of such transaction at least 45 days prior thereto, but in no event later than 15 days prior to the record date for the determination of stockholders entitled to vote with respect thereto, (ii) if required by Section 4(i) of the Securities Purchase Agreement, the consent of the Purchasers (as defined in the Securities Purchase Agreement) shall have been obtained in accordance with such Section 4(i), and (iii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonable satisfactory to the holders of a majority of the Series A Preferred Stock) the obligations of this Certificate of Designation. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series A Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

       C. [Intentionally omitted].

       D. Adjustment Due to Distribution. If, at any time after the Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "DISTRIBUTION"), then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution. If the Distribution involves rights, warrants options or any other form of convertible securities and the right to exercise or convert such securities would expire in accordance with its terms prior to the conversion of the Series A Preferred Stock, then the terms of such securities shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the holder of Series A Preferred Stock receives such securities pursuant to the conversion hereof.

       E. Issuance of Other Securities With Conversion Price. If, at any time after the Issuance Date, the Corporation shall issue any securities which are convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") at a conversion price or exchange rate which is more favorable to the holders of such Convertible Securities than the Conversion Price mechanism provided for herein, then, at the option of the holders of a majority of the then outstanding Series A Preferred Stock such conversion price or exchange rate shall be applicable hereto.

       F. Purchase Rights. If, at any time after the Issuance Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, then the holders of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without giving effect to the limitations contained in Article IV.D) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

       G. Adjustment of Conversion Price.

              (i) Except as otherwise provided in Paragraphs A and B of this
Article XI, if and whenever during the two-year period after the Issuance Date the Corporation issues or sells, or in accordance with Article XI.G(ii) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price on the Measurement Date (a "DILUTIVE ISSUANCE"), then effective immediately upon the Dilutive Issuance, the Conversion Price will be adjusted to equal the per share price at which such shares were issued, sold or deemed to have been issued or sold in such Dilutive Issuance.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this Paragraph G if such adjustment would result in an increase in the Conversion Price.

              (ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Subsection (i), the following will be applicable:

                     (a) Issuance of Rights or Options. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities exercisable, convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "OPTIONS") and the price per share for which Common Stock is issuable upon the exercise of such Options (and the price of any conversion of Convertible Securities, if applicable) is less than the Conversion Price in effect on the Measurement Date of such securities ("BELOW CONVERSION PRICE OPTIONS"), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Conversion Price Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Below Conversion Price Options" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Below Conversion Price Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Below Conversion Price Options, plus, in the case of Convertible Securities issuable upon the exercise of such Below Conversion Price Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof (determined in accordance with the calculation method set forth in Article XI.G(ii)(b)(2) below) at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Conversion Price Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Conversion Price Options.

                     (b) Issuance of Convertible Securities.

                            (1) If the Corporation in any manner issues or sells
any Convertible Securities, which Convertible Securities do not have a fluctuating conversion or exercise price or exchange ratio, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (as determined pursuant to Article XI.G(ii)(b)(2) if applicable) is less than the Conversion Price in effect on the Measurement Date, then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such exercise, conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Convertible Securities.

                            (2) If the Corporation in any manner issues or sells
any Convertible Securities with a fluctuating conversion or exercise price or exchange ratio (a "VARIABLE RATE CONVERTIBLE SECURITY"), then the "price per share for which Common Stock is issuable upon such exercise, conversion or exchange" for purposes of the calculation contemplated by Article XI.G(ii)(b)(1) shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Convertible Security have been satisfied) if the Conversion Price on the Measurement Date of such Convertible Security was 75% of the Conversion Price on such date (the "ASSUMED VARIABLE MARKET PRICE"). Further, if the Conversion Price at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Article XI.G with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been 75% of the Market Price existing at the time of the adjustment required by this sentence.

                            (3) Change in Option Price or Conversion Rate. If
there is a change at any time in (a) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (b) the amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities; or (c) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution and except when an adjustment is made pursuant to
Article XI.G.(ii)(b)(2) above), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                            (4) Calculation of Consideration Received. If any
Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor will be the amount received by the Corporation therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Corporation, purchase services from the Corporation or otherwise provide intangible consideration to the Corporation, the amount of the consideration other than cash received by the Corporation (including the net present value of the consideration expected by the Corporation for the provided or purchased services) will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Options or Convertible Securities are issued, granted or sold in conjunction with each other as part of a single transaction or in a series of related transactions, any holder of Series A Preferred Stock may elect to determine the amount of consideration deemed to be received by the Corporation therefor by deducting the fair value of any type of securities (the "DISREGARDED SECURITIES") issued, granted or sold in such transaction or series of transactions. If the holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this Article XI.G for the issuance of the Disregarded Securities or upon any conversion or exercise thereof. For example, if the Corporation were to issue convertible notes having a face value of $1,000,000 and warrants to purchase shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of issuance of such warrants in exchange for $1,000,000 of consideration, the fair value of the warrants would be subtracted from the $1,000,000 of consideration received by the Corporation for the purposes of determining whether the shares of Common Stock issuable upon conversion of the convertible notes shall be deemed to be issued at a price per share below market price and, if so, for purposes of determining any adjustment to the Conversion Price hereunder as a result of the issuance of the Convertible Securities. The Corporation shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; provided, however, that if the holder hereof does not agree to such fair market value calculation within three business days after receipt thereof from the Corporation, then such fair market value will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

                            (5) Issuances Pursuant to Existing Securities. If
the Corporation, at any time, issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in a security or instrument outstanding as of the date hereof but not included on Schedule 3(d) of the Securities Purchase Agreement, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration. If the Corporation issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments contained in a security or instrument included on Schedule 3(d) of the Securities Purchase Agreement as a result of the issuance of the Preferred Shares or Warrants and the number of shares that the Corporation issues (or is obligated to issue) as a result of such initial issuance exceeds the amount specified on Schedule 3(d) of the Securities Purchase Agreement, such excess shares shall be deemed to have been issued for no consideration.

       H. Exceptions to Adjustment of Conversion Price. No adjustment to the Conversion Price will be made (i) upon the exercise of any warrants, options or convertible securities issued and outstanding on the Issue Date that are set forth on Schedule 3(d) of the Securities Purchase Agreement in accordance with the terms of such securities as of such date; (ii) upon the grant or exercise of any stock or options to employees, directors or consultants of the Corporation which may hereafter be granted to or exercised by any employee, director or consultant under any stock option or similar benefit plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose; (iii) upon conversion of the Series A Preferred Stock or exercise of the Warrants, (iv) the issuance of securities in connection with strategic business partnerships or joint ventures (including, without limitation, such transactions with major pharmaceutical lab or life sciences companies), the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital, or (vi) the issuance of securities pursuant to any equipment financing from a bank or similar financial or lending institution approved by the Board of Directors.

       I. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article XI amounting to a more than 5% change in such Conversion Price, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment,
(ii) the Conversion Price at the time in effect and (iii) the number of shares of

Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

       J. Other Action Affecting Conversion Price. If the Corporation takes any action affecting the Common Stock after the date hereof that would be covered by
Article XI.A through H, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series A Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances.

                               XII. VOTING RIGHTS

       The holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "BUSINESS CORPORATION Law"), in this Article XII and in Article XIII below.

       Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least 15 days prior to the record date specified therein (or 45 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

       To the extent that under the Business Corporation Law the vote of the holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (except as otherwise may be required under the Business Corporation Law) shall constitute the approval of such action by the class. To the extent that under the Business Corporation Law holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A

Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV.D(ii)) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.

                           XIII. PROTECTION PROVISIONS

       So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock:

                     (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

                     (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

                     (c) create any Senior Securities;

                     (d) create any Pari Passu Securities;

                     (e) increase the authorized number of shares of Series A Preferred Stock;

                     (f) issue any shares of Senior Securities or Pari Passu Securities;

                     (g) issue any shares of Series A Preferred Stock other than pursuant to the Securities Purchase Agreement;

                     (h) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities;

                     (i) increase the par value of the Common Stock; or

                     (j) issue any debt securities that would have any preferences over the Series A Preferred Shares upon liquidation of the Corporation.

Notwithstanding the foregoing, no change pursuant to this Article XIII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series A Preferred Stock then outstanding.

                               XIV. MISCELLANEOUS

       A. Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

       B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

       C. Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock issued to each holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred Stock shall be allocated to the remaining holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holders.

       D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of Series A Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series A Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series A Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series A Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall use its best efforts to deliver the report for each quarter to each holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, as promptly as practicable delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph D as of the date of such request.

       E. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (upon redemption or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder's claim to such cash payment or the amount thereof. If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

       F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In situations where Article VI.B is applicable, the number of shares of Common Stock referred to in clauses
(i) and (ii) of the immediately preceding sentence shall be determined on the date on which such shares of Common Stock are delivered to the holder. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the sixth business day after the expiration of the Delivery Period with respect to a conversion of Series A Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such 6 business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, the right to have the Conversion Price with respect to subsequent conversions determined in accordance with
Article VI.A) for the Corporation's failure to convert Series A Preferred Stock.

       G. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 29th day of June, 2001.

                                        VIROLOGIC, INC.



                                        By: /s/ WILLIAM D. YOUNG
                                           -------------------------------------
                                           Name: William D. Young
                                           Title: Chief Executive Officer

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series A Preferred Stock)

       The undersigned hereby irrevocably elects to convert ____________ shares of Series A Preferred Stock (the "CONVERSION"), represented by stock certificate No(s). ___________ (the "PREFERRED STOCK CERTIFICATES"), into shares of common stock ("COMMON STOCK") of ViroLogic, Inc. (the "CORPORATION") according to the conditions of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATION"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

       Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER").

       The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

[ ] In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

                                   Date of Conversion:
                                                      --------------------------

                                   Accrued Premium for all
                                   Shares Subject to Conversion:
                                                                ----------------

                                   Applicable Conversion Price:
                                                               -----------------

                                   Number of Shares of Common
                                   Stock to be Issued (assuming
                                   conversion of Accrued Premium):
                                                                  --------------

                                   Signature:
                                             -----------------------------------

                                   Name:
                                        ----------------------------------------

                                   Address:
                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------